Filed Pursuant to Rule 433

Registration Nos. 333-126348, 333-126348-01, 333-126348-02 and 333-126348-03

October 11, 2007

PRICING TERM SHEET

(To Preliminary Prospectus Supplement dated October 9, 2007)

Issuer:	Alabama Power Company

Security:	Series 2007C 6.00% Senior Insured Monthly Notes due October 15, 2037

Expected Ratings*:	Aaa/AAA/AAA (Moody’s/Standard & Poor’s/Fitch)

Size:	$200,000,000

Coupon:	6.00%

Proceeds to Issuer:	96.85% of principal amount ($968.50 per note)

Expected Settlement Date:	October 18, 2007

* Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer or Edward D. Jones & Co., L.P. will arrange to send you the prospectus if you request it by calling Alabama Power Company collect at 1-205-257-2714 or Edward D. Jones & Co., L.P. toll free at 1-800-441-2357.